UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2013

Chelsea TherapEUtics International, Ltd.
(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:       (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

As described in a press release and Current Report on Form 8-K filed with the Securities and Exchange Commission on the date hereof, based on its plans to resubmit its Northera New Drug Application (“NDA”), Chelsea Therapeutics International, Ltd. (the “Company”) has revised its expected timing for a new clinical trial of Northera, with the initial dosing now expected to begin in the fourth quarter of 2013 rather than the third quarter. As of December 31, 2012, the Company had cash and cash equivalents of approximately $28.4 million. Because of the improvement in the Company’s cash position as compared with prior expectations and based on the revised date for commencing a new clinical trial, the Company now expects its existing cash reserves to finance its operations into the third quarter of 2014, rather than into the second quarter of 2014 as previous guidance indicated. In addition to the initial costs of a new clinical trial, this revised guidance assumes various costs related to the resubmission of the Northera NDA. No material additional activity related to or subsequent to a possible approval of Northera, nor to the commercialization of Northera should it be approved, has been included in this guidance.

Changes in the Company’s research and development plans or other changes affecting the Company’s operating expenses may affect actual future use of existing cash. The Company anticipates that the new clinical trial for Northera for which it plans to commence dosing in the fourth quarter of this year will not be completed until at least 2015 and therefore does not expect current cash reserves to be adequate to complete the study. The Company will continue to explore options for new capital, including various partnering and financing options.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

By:	/s/ J. Nick Riehle
J. Nick Riehle Chief Financial Officer

Dated:    February 20, 2013